Exhibit 99.1

P.O. Box 1602 • Indianapolis, IN 46206

For immediate release	Contact: Debra Boyer
June 14, 2005	(317) 917-1298

National Wine & Spirits Announces its 2005 Financial Results

Indianapolis, Indiana, [June 14, 2005] — National Wine & Spirits, Inc. (NWS) announced today total revenue of $553.7 million and net income of $5.4 million for its fiscal year ended March 31, 2005.

	Years Ended March 31,
(in thousands)	2005	2004	2003
Net product sales	$524,399	$513,615	$689,859
Distribution fees	29,268	27,045	22,999

Total revenue	553,667	540,660	712,858

Gross profit	125,091	119,192	160,025

Operating expenses	112,988	120,270	144,550

Income (loss) from operations	12,103	(1,078)	15,475

Net income (loss)	$5,439	$(9,124)	$15,789

EBITDA	$25,525	$11,778	$34,704
Cases shipped (product sales – spirits & wine)	4,630	4,496	6,295
Gross profit margin	18.3%	17.9%	19.9%
Total Debt	$83,157	$86,357	$98,303

The Company’s net income and EBITDA increased from the prior year due to greater gross profit on spirits case volume, reduced marketing and administration expense, and increased management fees. Net income and EBITDA increased to $5.4 million and $25.5 million, respectively, for the year ended March 31, 2005. The Company was able to increase net income during the current fiscal year by $14.6 million primarily from increased gross profit of $5.9 million, the strategic alliance with Glazer’s in Illinois which resulted in greater management fees of $6.1 million, and reductions in administrative expenses of $2.3 million, as compared to the prior fiscal year.

On June 1, 2005, it was announced that the Company had reached an agreement in principle to acquire certain assets of Johnson Brothers’ wine wholesaler business in Illinois. The final terms and conditions are being finalized by the parties. As a result of the proposed acquisition, which is anticipated to close by August 1, 2005, the Company expects to add the E & J Gallo Winery brands to the Company’s operations in Illinois under the Union Beverage company name.

EBITDA is a non-GAAP financial measure within the meaning of Regulation G. EBITDA is presented because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of debt service capability. Management also uses EBITDA to set targets and monitor and assess financial performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to net income or loss, or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance and cash flow prepared in accordance with generally accepted accounting principles.

The most comparable GAAP measure for EBITDA is net income or loss. Following is a reconciliation between net income or loss and EBITDA for the fiscal years 2001 through 2005:

	Years Ended March 31 (in thousands)
	2005	2004	2003	2002	2001
Net Income (loss)	5,439	(9,124)	15,789	7,460	14,125

Interest expense	9,535	8,826	9,308	11,934	13,214

Depreciation	4,590	5,947	7,188	6,561	7,046
Amortization	5,961	6,129	2,419	1,714	1,844

EBITDA	25,525	11,778	34,704	27,669	36,229

Indianapolis-based National Wine & Spirits, Inc. is one of the leading distributors of alcohol beverages in the U.S. The Company has a strong portfolio that includes brands from Fortune Brands, Diageo, Moet-Hennessey USA, Pernod Ricard, Constellation Brands, Brown-Forman, Beringer Blass Wine Estates, Allied Domecq, Sebastiani Winery, Banfi, Kendall Jackson, and Southcorp among others.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. A variety of factors could cause NWS’ actual results to differ from the reported results expressed in such forward-looking statements. A discussion of factors that could cause results to vary is included in NWS’ periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2005.